Exhibit 10.1

Corporate Office & Distribution Center

July 8, 2016

Re: Offer of Employment

Dear Jon,

Congratulations! This letter will confirm that Tilly’s has offered you a Chief Digital Officer position on the following terms and conditions:

1.	Start Date. Unless otherwise agreed and contingent upon a successful completion of our post-offer employment screening, you will join Tilly’s on August 15, 2016 (“Start Date”).

2.	Supervisor. Unless otherwise instructed, you will report to Ed Thomas, President and Chief Executive Officer.

3.	Compensation. You will be paid an annual salary of $350,000. Your bi-weekly earnings will be $13,461.53. You will be classified as a Salaried/Exempt Employee.

4.
Stock Options. 50,000 non-qualified stock options covering Tilly’s, Inc. class A common stock will be granted to you at next open trading window following your Start Date, subject to approval by the compensation committee. These options will vest 25% on each anniversary of the grant date and will have an exercise price equal to the closing price of Tilly’s class A common stock on the grant date. The terms of this equity award are set forth in Tilly’s 2012 Amended and Restated Equity and Incentive Plan and in the award agreement that will accompany the grant.

5.	Vacation. You will be accruing vacation at a rate of twenty (20) calendar days per year. Vacation begins accruing from the first payroll period.

6.	Benefits. Eligibility to enroll in Tilly’s Medical Benefits Program will take effect on the first of the month following one complete calendar month of employment.

7.
Bonus.    You will be eligible for our 2016 Annual Bonus Plan payable in 2017 on a pro-rated basis, subject to the terms of the Bonus Plan. Your target bonus will be 50% of your base salary. Bonus Plan details will be given upon acceptance of offer of employment.

8.
Sign-On Bonus. In connection with your employment with Tilly’s, Tilly’s agrees to pay a Sign-On Bonus of $50,000.00. This Sign-On Bonus check will be issued within one week of your start date. Employee understands and accepts that this Sign-On Bonus is a one-time payment that is subject to Employee completing the Two-Year Condition below.  Tilly’s will withhold all applicable taxes, other normal payroll deductions and any other amounts required by law to be withheld from this amount.

a.
If you resign from employment with Tilly’s for any reason, or are terminated with cause, prior to completing two years of employment from your Start Date you will repay the unearned portion of the Sign-On Bonus (the “Two-Year Condition”), calculated as follows: 1/24 of the Sign-On Bonus will be considered earned and forgiven for every full calendar month after the Start Date that you work for Tilly’s. Within 30 days

Jon Kubo, CDO
Employee’s Initials_/s/ JK_

of the last day of your employment, you must repay the remaining unearned amount of the Sign-On Bonus.  You agree that you will be liable for the cost of Tilly’s collecting the unearned Sing-On Bonus, including attorney fees and court costs, if not repaid as set forth above.

9.
At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tilly’s may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

10.
Non-solicitation. At Tilly's you will have access to confidential information about Tilly's employees. During your employment and for one year thereafter, you will not, whether for your own account or for any business organization, encourage or solicit any Tilly's employee to leave Tilly's employment. You acknowledge that violating this provision will cause Tilly's irreparable harm that cannot be compensated by monetary damages alone, and that an injunction is an appropriate provisional remedy.

This letter contains the entire agreement with respect to the terms of your employment. It supersedes any and all other agreements, either oral or in writing, with respect to the employment relationship. You and Tilly’s acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and Tilly’s, or anyone acting on behalf of you or Tilly’s, which are not included in this letter. You and Tilly’s acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of your employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and Tilly's CEO.

If you accept our offer of employment on the terms and conditions set forth in this letter, please initial each page, sign where indicated and return the original of this letter to us, you may retain the document marked “Confidential Copy” for your records.

Sincerely yours,

/s/ Ed Thomas
Ed Thomas
President & CEO
Tilly’s

Accepted:

/s/ Jon Kubo
Signature
Jon Kubo
Print Employee Name
July 22, 2016
Date

Jon Kubo, CDO
Employee’s Initials_/s/ JK_

TILLY’S CONFIDENTIAL INFORMATION
AND INVENTIONS AGREEMENT

This Confidential Information and Inventions Agreement, (“Agreement”) is effective August 15, 2016 and is between John Kubo and World of Jeans and Tops, d.b.a. Tilly’s, (“Tilly’s”), a California corporation.

PURPOSE OF THIS AGREEMENT

Through its own efforts and at great expense, Tilly’s has developed and acquired and will continue to develop and acquire a wealth of technology and know-how that is unique to Tilly’s. Tilly’s considers this information to be Confidential Information. Confidential Information means any information of Tilly's not disclosed to the public, which includes any portion or phase of any trade secret, process, procedure, formula, data, know-how, technique, computer program, improvement, discovery, development, design, invention, marketing plan, manual, personnel information, strategy, forecast, product, financial information, budget, projection, license, price, cost, customer and supplier list, source and object code, system and user documentation, program and system design or sales of a Tilly’s store. Tilly’s has a great deal of valuable Confidential Information relating to its business, which, if disclosed to or used by a competitor, would cause Tilly’s irreparable damage. You will be holding a position of responsibility and trust with Tilly’s that requires you to have access to Tilly’s Confidential Information. Tilly’s is prepared to disclose its Confidential Information to you in reliance on the promises and representations made by you in this Agreement, which obligate you to protect such information from loss or misuse during and after your employment with Tilly’s. You represent that do not know anything about Tilly’s Confidential Information other than what you will learn from Tilly’s.

As part of your employment with Tilly's you may make certain contributions, including any writings, designs, processes artwork, photograph, computer programs, manuals, or other works which will all constitute “work-for-hire” under all applicable copyright and trademark laws and be owned exclusively by Tilly's.

You recognize that this Agreement is based on an important legal and ethical responsibility to protect the valuable property rights of Tilly’s. You assure Tilly’s that you have knowingly and voluntarily undertaken the obligations contained in this Agreement and that Tilly’s may rely upon your representations and promises in this Agreement.

PROMISE TO PROTECT CONFIDENTIAL INFORMATION

In order to protect Confidential Information, and in order to provide Tilly’s with a basis for granting you access to its Confidential Information, you agree that during the period of your employment with Tilly’s, and for up to three years following the termination of your employment, you will not disclose or provide to anyone, and will not use, modify, copy or adapt (except in the course of performing your duties for Tilly’s) any Confidential Information without first obtaining Tilly’s written consent. You agree that your obligation not to use, copy, disclose, or provide to third parties Confidential Information will survive termination of your employment with Tilly’s, regardless of the grounds for such termination.

OWNERSHIP OF INVENTIONS

You agree that all discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, and data, whether or not registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your employment that are related to Tilly's business, or resulting from tasks assigned by Tilly's, or resulting from the use of any Confidential Information, or resulting from the use of any property, facilities or equipment owned, leased, or contracted for by Tilly's (the “Inventions”) will be exclusively owned by Tilly's. You represent that all of your services rendered in connection with any Inventions are and will be wholly original and authored and/or invented by you and will not be copied or adapted in whole or part from any other work or material,

Jon Kubo, CDO
Employee’s Initials_/s/ JK_

except for material in the public domain or provided to you by Tilly's. You understand that any provision in this Agreement for you to assign your rights to any Inventions does not apply to inventions that qualify under Section 2870 of the California Labor Code.

REMEDIES FOR VIOLATION OF THIS AGREEMENT

In the event of a violation of this Agreement, Tilly’s will be entitled to seek and obtain such injunctive relief as a court of competent jurisdiction may find appropriate under the circumstances. In order to protect Tilly’s Confidential Information or Inventions from disclosure or misuse, Tilly’s will be entitled to obtain a temporary restraining order and preliminary injunction.

WAIVER

No waiver by you or Tilly’s of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision. The failure of you or Tilly’s to exercise any right provided herein will not be deemed on any subsequent occasion to be a waiver of any right granted hereunder to you or Tilly’s.

ENFORCEABILITY

If any portion of this Agreement should be declared to be void or unenforceable, then the remaining portions hereof will continue to be binding on Tilly’s and you and will be enforced to the extent permitted by law, as though the void or unenforceable portions were deleted (or reformulated, to the extent permitted by law, for purposes of enforcement thereof).

CHOICE OF LAW

This Agreement is made under, and is subject to the laws of the State of California, except to the extent that public policy may require the application of the laws of another state.

ATTORNEYS’ FEES

In the event of any action brought by either party against the other arising out of the Agreement, or for the purpose of enforcing the Agreement of collecting any damages alleged to have resulted to one of the parties by reason of the breach or failure of performance of the other, the party prevailing in any such action shall be entitled to recover reasonable attorney’s fees and cost of suit as may be determined by the arbitrator(s), or the Court.

BENEFICIARIES

As used in this Agreement, all references to Tilly’s shall also be construed to refer to its subsidiaries, affiliates, and controlling parties, unless the context otherwise requires. The Agreement shall inure to the benefit of Tilly’s, its subsidiaries, affiliates, and controlling parties, and its successors and assigns.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Tilly’s and you with respect to the subject matter hereof (except as now or hereafter there may be established supplementary written agreements to supersede or amend this Agreement by specific reference hereto). This Agreement is specifically intended to supersede and terminate any prior inconsistent agreements relating to the same subject matter. The Agreement contains all the covenants, warranties, and representations between Tilly’s and you to one another with respect to the subject

Jon Kubo, CDO
Employee’s Initials_/s/ JK_

matter hereof. This Agreement may be amended or terminated only by a writing signed by an authorized representative of the party against whom enforcement thereof is sought.

ACKNOWLEDGMENTS

You acknowledge that this Agreement shall not be construed to create employment for a fixed or periodic term, nor shall it be construed to establish or afford any right to claim specific compensation or other employee benefits.

Your further acknowledge that, before signing this Agreement, you were given an opportunity to read it, carefully evaluate it, and ask any questions about it. You also acknowledge that you had the right to have this Agreement reviewed by an attorney of your choosing and that Tilly’s was prepared to give you a reasonable period of time to do so if you so desired.

Dated: July 22, 2016	“Employee”

/s/ Jon Kubo
Signature
Jon Kubo
Print Employee Name

Accepted:	WORLD OF JEANS AND TOPS INC.
d.b.a. TILLY’S, a California corporation

By: /s/ Ed Thomas
Ed Thomas, President & CEO

Jon Kubo, CDO
Employee’s Initials_/s/ JK_